	N E W S	R E L E A S E

FOR IMMEDIATE RELEASE	Media Contacts:	Investor Contacts:
	Jim Boyle	Jeff Heinz
	703/810-5605	703/810-7751
	Martha Holler	Nam Vu
	703/810-5178	703/810-7723

SLM CORPORATION (NYSE: SLM) LOAN ORIGINATIONS JUMP 22 PERCENT
FROM YEAR AGO, DRIVING EARNINGS GROWTH

Portfolio of Managed Loans Now Exceeds $80 Billion Mark

RESTON, Va., April 17, 2003 — SLM Corporation, commonly known as Sallie Mae, today reported first-quarter 2003 earnings and performance results that include a 22-percent increase in preferred-channel loan originations from the year-ago quarter.

     Preferred-channel loan originations consist of those loans created by the company’s owned or affiliated brands. These loans form a key measure of Sallie Mae’s market share success and, as an indicator of future loan acquisition volume, drive the company’s earnings growth and increase its managed-loans portfolio. That portfolio now exceeds $80 billion.

     “We are fortunate to be operating in a growing market, but we are driven to outperform that market, and we are achieving our goal,” said Albert L. Lord, vice chairman and chief executive officer, Sallie Mae. “Our team continues to focus on service to our customers. It helps that our customers and our employees feel passionate about the product: higher education.”

     Sallie Mae reports financial results on a GAAP basis and presents certain non-GAAP or “core cash” performance measures. The company’s equity investors, credit rating agencies and debt capital providers request these “core cash” measures to monitor the company’s business performance.

     Sallie Mae reported first-quarter 2003 GAAP net income of $417 million, or $2.64 per diluted share, compared to $422 million, or $2.63 per diluted share, in the year-ago period. Included in these GAAP results are $306 million in pre-tax gains on student loan securitizations and a $114 million pre-tax, market-value gain in derivatives.

     “Core cash” net income for the quarter was $203 million, or $1.28 per diluted share, a 22-percent increase from the year-ago quarter. “Core cash” net interest income was $372 million for the quarter, a 12-percent increase from the year-ago quarter’s $334 million.

     “Core cash” other income, which consists primarily of fees earned from guarantor servicing and collection activity, was $147 million for the 2003 first quarter, up from $124 million for the prior quarter and up from $121 million for the year-ago quarter. “Core-cash” operating expenses were $173 million, up slightly from $171 million in the prior quarter, and $161 million in the year-ago quarter.

Sallie Mae          •          11600 Sallie Mae Drive         •         Reston, Va 20193         •          www.salliemae.com

SLM CORPORATION (NYSE: SLM) LOAN ORIGINATIONS JUMP 22 PERCENT FROM YEAR AGO, DRIVING EARNINGS GROWTH

     Both a description of the “core cash” treatment and a full reconciliation to the GAAP income statement can be found at www.salliemae.com.

     Total equity for the company at March 31, 2003, was $2.2 billion, an increase of $290 million from a year ago. In addition, the company’s tangible capital increased to 1.81 percent of managed assets, as compared to 1.61 percent as of March 31, 2002.

     The company will host its regular earnings conference call today at noon. Sallie Mae executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. Individuals interested in participating should call the following number today, April 17, 2003, starting at 11:45 a.m. EDT: (877) 356-5689 (USA and Canada) or (706) 679-0623 (International). The conference call will be replayed continuously beginning Thursday, April 17, at 3:30 p.m. EDT and concluding at 11:59 p.m. EDT on Thursday, April 24. Please dial (800) 642-1687 (USA and Canada) or dial (706) 645-9291 (International) and use access code 9393614. In addition, there will be a live audio Web cast of the conference call, which may be accessed at www.salliemae.com. A replay will be available 30-45 minutes after the live broadcast.

***

Statements in this release referring to expectations as to future market share, the successful consummation of any business acquisitions and other future developments are forward-looking statements, which involve risks, uncertainties and other factors that may cause the actual results to differ materially from such forward-looking statements. Such factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations, and from changes in such laws and regulations, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, and changes in the general interest rate environment. For more information, see the company’s filings with the Securities and Exchange Commission.

***

SLM Corporation (NYSE: SLM) is the nation’s leading provider of education funding, managing nearly $81 billion in student loans for more than seven million borrowers. The company primarily provides federally guaranteed student loans originated under the Federal Family Education Loan Program (FFELP), and offers comprehensive information and resources to guide students, parents and guidance professionals through the financial aid process. Celebrating its 30th anniversary this year, the company opened its doors in May 1973 as a government-sponsored enterprise (GSE) called the Student Loan Marketing Association, and began the privatization process in 1997. Since then, Sallie Mae’s parent company name has changed, most recently to SLM Corporation (effective May 17, 2002). Through its specialized subsidiaries and divisions, the company also provides an array of consumer credit loans, including those for lifelong learning and K-12 education, and business and technical outsourcing services for colleges and universities. More information is available at http://www.salliemae.com . SLM Corporation and its subsidiaries, other than the Student Loan Marketing Association, are not sponsored by or agencies of the United States.

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Sallie Mae          •          11600 Sallie Mae Drive         •         Reston, Va 20193         •          www.salliemae.com

SLM CORPORATION
Supplemental Earnings Disclosure
March 31, 2003
(Dollars in millions, except earnings per share)

		Quarters ended

	March 31,	December 31,	March 31,
	2003	2002	2002

Net income	$417	$306	$422
“Core cash” net income *	203	147	170

Diluted earnings per share	$2.64	$1.93	$2.63
“Core cash” diluted earnings per share	1.28	.92	1.05

Net interest margin	2.00%	1.47%	2.34%
“Core cash” net interest margin	1.78	1.49	1.71

Return on assets	3.41%	2.42%	3.46%
“Core cash” return on assets	.97	.69	.87

Student loan spread	2.26%	2.16%	2.58%
“Core cash” student loan spread	1.93	1.91	1.87

Average on-balance sheet student loans	$44,159	$43,816	$42,357
Average off-balance sheet student loans	35,228	33,733	30,391

Average managed student loans	$79,387	$77,549	$72,748

Ending on-balance sheet student loans	$43,281	$42,339	$40,962
Ending off-balance sheet student loans	37,438	35,785	32,494

Ending managed student loans	$80,719	$78,124	$73,456

*	“Core cash” net income includes securitizations as financings and excludes the amortization of acquired intangible assets, and non-recurring items such as floor income and gains and losses on certain sales of securities and derivative contracts. In addition, the effects of SFAS No. 133 are excluded from “core cash” net income and the economic hedge effects of derivative instruments are recognized.

SLM CORPORATION

Consolidated Statements of Income

(In thousands, except per share amounts)

		Quarters ended

	March 31,	December 31,	March 31,
	2003	2002	2002

Interest income:
Student loans	$436,250	$454,751	$534,251
Academic facilities financings and other loans	20,206	25,964	26,316
Investments	28,261	(20,815)	37,410

Total interest income	484,717	459,900	597,977
Interest expense	244,089	274,375	316,600

Net interest income	240,628	185,525	281,377
Less: provision for losses	42,545	34,066	20,237

Net interest income after provision for losses	198,083	151,459	261,140

Other income:
Gains on student loan securitizations	305,803	262,086	44,260
Servicing and securitization revenue	137,479	133,371	194,682
(Losses) on sales of securities, net	(81,560)	(66,894)	(89,107)
Derivative market value adjustment	114,366	50,615	288,351
Guarantor servicing and debt management fees	99,805	81,841	78,372
Other	48,630	47,194	43,614

Total other income	624,523	508,213	560,172
Operating expenses	179,365	180,720	166,801

Income before income taxes	643,241	478,952	654,511
Income taxes	226,692	172,922	232,167

NET INCOME	416,549	306,030	422,344
Preferred stock dividends	2,875	2,876	2,875

Net income attributable to common stock	$413,674	$303,154	$419,469

Basic earnings per share	$2.72	$1.98	$2.70

Average common shares outstanding	152,194	152,777	155,629

Diluted earnings per share	$2.64	$1.93	$2.63

Average common and common equivalent shares outstanding	156,565	157,074	159,683

SLM CORPORATION

Consolidated Balance Sheets

(In thousands, except per share amounts)

	March 31,	December 31,	March 31,
Assets	2003	2002	2002

Federally insured student loans (net of allowance for losses of $58,404, $49,751 and $57,334, respectively)	$38,340,112	$37,168,276	$36,315,771
Private credit student loans (net of allowance for losses of $174,177, $180,933 and $206,184, respectively)	4,941,225	5,171,399	4,646,273
Academic facilities financings and other loans	1,139,617	1,202,045	1,905,669
Cash and investments	4,839,651	4,989,803	5,298,864
Retained interest in securitized receivables	2,481,318	2,145,523	1,739,060
Goodwill and acquired intangible assets	579,365	586,127	584,057
Other assets	2,012,488	1,911,832	1,954,741

Total assets	$54,333,776	$53,175,005	$52,444,435

Liabilities
Short-term borrowings	$23,825,598	$25,618,955	$30,745,072
Long-term notes	25,240,729	22,242,115	17,411,673
Other liabilities	3,023,193	3,315,985	2,333,604

Total liabilities	52,089,520	51,177,055	50,490,349

Commitments and contingencies*

Stockholders’ equity
Preferred stock, par value $.20 per share, 20,000 shares authorized: 3,300; 3,300; and 3,300 shares, respectively, issued at stated value of $50 per share	165,000	165,000	165,000
Common stock, par value $.20 per share, 375,000 shares authorized: 210,094; 208,184; and 204,357 shares, respectively, issued	42,019	41,637	40,871
Additional paid-in capital	1,316,511	1,185,847	904,946
Accumulated other comprehensive income, net of tax	596,693	592,760	560,148
Retained earnings	3,094,050	2,718,226	2,456,711

Stockholders’ equity before treasury stock	5,214,273	4,703,470	4,127,676
Common stock held in treasury at cost: 58,560; 55,604; and 49,022 shares, respectively	2,970,017	2,705,520	2,173,590

Total stockholders’ equity	2,244,256	1,997,950	1,954,086

Total liabilities and stockholders’ equity	$54,333,776	$53,175,005	$52,444,435

*     Commitments to purchase loans, lines of credit, letters of credit, and academic facilities financing letters of credit were $33.0 billion, $0.4 billion, $2.8 billion, and $45.5 million, respectively, at March 31, 2003.

SLM CORPORATION
Pro-Forma “Core Cash”
Consolidated Statements of Income

Sallie Mae reports “core cash” earnings, which the Company believes provides additional insights into its business. The differences between GAAP and “core cash” earnings calculations are explained below.

1)	Securitization: Under GAAP, transactions are presented as a sale of assets. “Core cash” earnings present securitization as long-term non-recourse financings. The upfront “gains” on sale from securitization as well as ongoing “servicing and securitization revenue” presented by GAAP are excluded from “core cash” earnings and replaced by the interest income and expense as they are earned or incurred on the securitized loans.

2)	Floor income: The Company earns floor income on its student loan portfolio in certain declining interest rate environments. The timing and amount (if any) of floor income are uncertain and in excess of expected spreads, and therefore the Company excludes such income from “core cash” earnings.

3)	SFAS No. 133: The Company employs certain hedging transactions to match the interest rate characteristics of its managed assets and liabilities. These transactions (generally called derivatives) are financially prudent and create effective economic hedges, but they do not qualify for “hedge treatment” under GAAP’s SFAS No. 133 and therefore, the derivative side of the match must be marked-to-market. The corresponding asset or liability is ignored under SFAS No. 133. “Core cash” earnings exclude the periodic write-ups and write-downs caused by the one-sided valuations, and the economic hedge effects are recognized.

4)	Other items: “Core cash” earnings exclude the amortization of acquired intangibles, as well as gains and losses on certain sales of securities and derivative contracts.

(In thousands, except per share amounts)

	Quarters ended

	March 31,	December 31,	March 31,
	2003	2002	2002

	(Unaudited)	(Unaudited)	(Unaudited)
Interest income:
Managed student loans	$742,343	$774,348	$805,049
Academic facilities financings and other loans	20,206	25,964	26,316
Investments	29,243	(20,730)	38,680

Total managed interest income	791,792	779,582	870,045
Managed interest expense	419,342	463,050	536,454

Net managed interest income	372,450	316,532	333,591
Less: provision for losses	31,606	34,066	26,849

Net managed interest income after provision for losses	340,844	282,466	306,742

Other income:
Guarantor servicing and debt management fees	99,805	81,841	78,372
Other	47,407	41,883	42,816

Total other income	147,212	123,724	121,188
Operating expenses	172,737	171,302	161,187

Income before income taxes	315,319	234,888	266,743
Income taxes	112,029	88,179	96,385

“CORE CASH” NET INCOME	203,290	146,709	170,358
Preferred stock dividends	2,875	2,876	2,875

“Core cash” net income attributable to common stock	$200,415	$143,833	$167,483

“Core cash” basic earnings per share	$1.32	$.94	$1.08

Average common shares outstanding	152,194	152,777	155,629

“Core cash” diluted earnings per share	$1.28	$.92	$1.05

Average common and common equivalent shares outstanding	156,565	157,074	159,683

SLM CORPORATION
Pro-Forma “Core Cash”
Reconciliation of GAAP Net Income to “Core Cash” Net Income

(In thousands)

	Quarters ended

	March 31,	December 31,	March 31,
	2003	2002	2002

	(Unaudited)	(Unaudited)	(Unaudited)
GAAP net income	$416,549	$306,030	$422,344
“Core cash” adjustments:
Net interest income on securitized loans	167,065	140,093	208,136
Floor income on managed loans	(73,095)	(49,585)	(182,106)
Provision for losses on securitized loans	10,939	–	(6,612)
Gains on student loan securitizations	(305,803)	(262,086)	(44,260)
Servicing and securitization revenue	(137,479)	(133,371)	(194,682)
Losses on sales of securities, net	72,291	995	86,695
Amortization of acquired intangibles	6,772	9,567	5,786
Net impact of derivative accounting	(67,392)	55,444	(259,488)
Other	(1,220)	(5,121)	(1,237)

Total “core cash” adjustments	(327,922)	(244,064)	(387,768)
Net tax effect (A)	114,663	84,743	135,782

“Core cash” net income	$203,290	$146,709	$170,358

(A)  Such tax effect is based upon the Company’s marginal tax rate for the respective period.